INDUSTRY LEADERS FUND(R)

                                   RULE 12b-1

                                DISTRIBUTION PLAN


This distribution plan (the "Rule 12b-1 Distribution Plan" or the "Plan") has been adopted by the sole shareholder of the Class D Shares of Industry Leaders Fund(R) (referred to herein as the "Trust" and the "Fund"), a Delaware business trust, on January 20, 1999, pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "1940 Act").

W H E R E A S:

The Trust is an open-end management investment company and is registered as such under the 1940 Act. The Trust has a multi-class distribution system that allows investors the option of purchasing (i) shares which have a Rule 12b-1 distribution fee (the "Class D Shares") and (ii) shares which do not have a Rule 12b-1 distribution fee (the "Class I Shares"). This Plan, however, governs only the Class D Shares of the Trust. The Trust may, from time to time, distribute shares of any class through a contractual arrangement (the "Distribution Agreement") with one or more service providers or distributors (each, a "Plan Distributor"). The Trust may change any Plan Distributor for any class of shares from time to time. The Board of Trustees, including a majority of the Qualified Trustees (as defined in paragraph 5 herein), has determined to adopt this Plan. In voting to approve this Plan, the Trustees have concluded, in the exercise of their reasonable business judgment and in light of their fiduciary duty, that there is a reasonable likelihood that this Plan will benefit the Class D Shares of the Fund.

NOW, THEREFORE, in consideration of the foregoing, the Trust hereby adopts this Plan in accordance with Rule 12b-1 under the 1940 Act on the following terms and conditions:

1.       Distribution Fees

In connection with the distribution of Class D Shares, the Trust shall pay from Class D Shares a distribution fee at the rate of one quarter of one percent (0.25%) per annum of the average daily net assets of each such class of Shares (collectively, the "Distribution Fee"). The Distribution Fee may be paid in specified portions (each, an "Apportioned Allocation" as defined below) to such Plan Distributors as the Trust by action of the Board of Trustees may from time-to-time enter into agreement in the manner set forth herein. In the event there is at any time more than one Plan Distributor, references herein to "Plan Distributor" shall mean all such Plan Distributors to the extent of their respective Apportioned Allocation. Payments under this Plan may be made only for the Fund distribution purposes specified under Section 2 herein and no payments may be made under this Plan, either directly or indirectly, to pay for, or to reimburse, any costs or expenses of the Fund unrelated to Class D Shares distribution. The Fund Adviser may act in the capacity of a Plan Distributor provided that approval is obtained in the manner set forth in Section 5 below and any and all Distribution Fees and/or Apportioned Allocation amounts paid thereof to the Advisor are segregated, accounted for and expended only as permitted herein.

2.       Plan Expenditures

The amounts set forth in paragraph 1 of this Plan shall be paid for the Plan Distributor's services and expenses in connection with the distribution of the Class D Shares of the Trust, and may be spent by the Plan Distributor, in its sole discretion, or as may be specified from time-to-time by the Trust pursuant to special instructions included in a Distribution Agreement, on the following:

         (a) Compensation to, and expenses (including overhead) of, a Plan Distributor who engages in and/or supports distribution of Class D Shares;

         (b) Printing of prospectuses and reports for other than existing shareholders; advertising; preparation, printing and distribution of Class D Shares sales literature;

         (c) Payment of allowances to other broker-dealers, maintenance fees or other payments to the Plan Distributor and to securities dealers and others who are engaged in the sale of Class D Shares and who may be advising prospective shareholders of the Trust regarding the purchase, sale or retention of Class D Shares;

         (d) Formulating and implementing of marketing and promotional activities with respect to Class D Shares, including, but not limited to, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising;

         (e) Preparing, printing and distributing prospectuses and statements of additional information and reports of the Trust with respect to Class D Shares for recipients other than existing shareholders of the Trust; and

         (f) Obtaining such information, analyses and reports with respect to marketing and promotional activities of Class D Shares as the Trust may, from time to time, deem advisable.

Notwithstanding the foregoing, the Trust shall only make payments out of Class D Share net assets to the extent the nature of such incurred costs or expenses are relevant to the distribution of Class D Shares and not with respect to the distribution, sales or promotional activities of any other Class of the Trust, such determination to be made on a quarterly basis by the Trust's Board of Trustees.

The Trust is authorized to engage in the activities listed above, and in any other activities related to the distribution of Class D Shares, either directly or through other persons with which the Trust has entered into agreements related to this Plan.



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3.       Distribution Agreements

The Trust shall be subject to the following terms and conditions in respect of each Distribution Agreement:

         (I) The Plan Distributor in respect of such Distribution Agreement will be deemed to have fully earned its Apportioned Allocation of the Distribution Fee payable in respect of Class D Shares upon the sale and settlement of each "Initial Issue Share" (as hereinafter defined) taken into account in determining such Plan Distributor's Apportioned Allocation;

         (II) Except as provided in (III) below, the Trust's obligation to pay such Plan Distributor its Apportioned Allocation of the Distribution Fee payable in respect of the Class D Shares shall be absolute and unconditional and shall not be subject to dispute, offset, counterclaim or any defense whatsoever (it being understood that such provision is not a waiver of the Trust's right to pursue such Plan Distributor and enforce such claims against the assets of such Plan Distributor other than its right to the specified Apportioned Allocation of Distribution Fees in respect of the Class D Shares);

         (III) The Trust's obligation to pay such Plan Distributor its Apportioned Allocation of the Distribution Fee payable in respect of the Class D Shares shall not be terminated or modified except to the extent required by a change in the 1940 Act or the Rules of Conduct enacted or promulgated after the date of adoption of this Plan (a "Change-in-Applicable-Law"), or in connection with a "Complete Termination" (as hereinafter defined) of this Plan in respect of the Class D Shares;

         (IV) Except as provided in the Trust's Prospectus and statement of additional information, until such Plan Distributor has been paid its
Apportioned Allocation of the Distribution Fees in respect of the Class D Shares, the Trust will not adopt a plan of liquidation without the consent of such Plan Distributor (or its assigns), which consent will not unreasonably withheld; and

         (V) Such Plan Distributor may sell and assign its rights to its Apportioned Allocation of each of the Distribution Fees (but not such Plan Distributor's obligations to the Trust under the Distribution Agreement) to raise funds to make the expenditures related to the distribution of Class D Shares and in connection therewith, upon receipt of notice of such sale and assignment, the Trust shall pay to the purchaser or assignee such portion of the Plan Distributor's Apportioned Allocation of the Distribution Fees in respect of the Class D Shares so sold or assigned.

For purposes of this Plan, the term "Apportioned Allocation" means, in respect of Distribution Fees payable in respect of the Class D Shares as applied to any Plan Distributor, the portion of such Distribution Fees allocated to such Plan Distributor, that shall be approved in the same manner as this Plan as contemplated by Section 5 hereof and which shall be set forth in any Distribution Agreement in respect of Class D Shares.

For purposes of this Plan, the term "Complete Termination" of this Plan means a termination of this Plan involving the cessation of payments of Distribution Fees hereunder in respect of Class D Shares and the cessation of payments of distribution fees pursuant to every other rule 12b-1 plan of the Trust in respect of such series for every future class of shares which, in the good faith determination of the Board of Trustees of the Trust, has substantially similar economic characteristics to the Class D Shares taking into account the total sales charge, contingent deferred sales charge and other similar charges.

For purposes of this Plan, the term "Initial Issue Share" shall mean a Class D share which is issued in connection with an ordinary sale of such Shares as described in the Prospectus, and any such Class D Shares shall not cease to be an Initial Issue Share prior to redemption.

4.       Plan Approval

This Plan shall not take effect until it has been approved by a vote of at least a majority (as defined in the 1940 Act) of the outstanding voting securities of Class D Shares as of the date presented for vote to such class. With respect to the submission of this Plan for such a vote, it shall have been effectively approved with respect to Class D Shares if a majority of the then-outstanding voting securities of Class D Shares votes for the approval of this Plan, notwithstanding that: (a) this Plan has not been approved by shareholders then-constituting a majority of the outstanding voting securities of Class D Shares on any date after adoption of this Plan, or (b) the matter has not been approved by a majority of then-holders of the outstanding voting securities of Class D Shares of the Trust on any date after adoption of this Plan.

5.       Plan Effectiveness

This Plan shall become effective with respect to the Class D Shares upon approval, together with any other agreements referenced herein, by a majority vote of both (i) the Board of Trustees and (ii) those Trustees who are not "interested persons" of the Trust (as defined in the 1940 Act) and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Qualified Trustees"), cast in person at a special meeting specifically called for the purpose of voting on this Plan and such related agreements.

6.       Term of Plan

This Plan shall continue in effect for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 5 herein.



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7.       Plan Reports

In each year that this Plan remains in effect, any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to this Plan or any related agreement shall prepare and furnish to the Board and the Board shall review, at least quarterly, written reports, complying with the requirements of Rule 12b-1 under the 1940 Act, of the amounts expended under this Plan and purposes for which such expenditures were made.

8.       Plan Termination

This Plan is severable from any other distribution plan of the Trust and may be terminated at any time with respect to the Class D Shares, by (i) majority vote of the Qualified Trustees or (ii) vote of a majority of the outstanding Class D Shares. Unless terminated in the foregoing manner, this Plan shall remain in effect even if a distribution plan of any other class or series of the Trust has been terminated.

9.       Plan Amendments

This Plan may not be amended in order to increase materially the amount of distribution expenses provided for in paragraph 1 herein unless such amendment is approved by a majority (as defined in the 1940 Act) of the outstanding voting securities of Class D Shares and no material amendment to this Plan shall be made unless approved in the manner provided in paragraph 5 herein.

10.      Selection and Nomination of Independent Trustees

While this Plan shall be in effect, the selection and nomination of Trustees who are not interested persons of the Trust (as defined in the 1940 Act) shall be committed to the discretion of the Trustees then in office who are not interested persons of the Trust.

11.      Trust Record Retention Obligations

The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 7 herein, for a period of not less than six years from the date of this Plan, or the agreements or such report, as the case may be, the first two years in an easily accessible place.

The Declaration of Trust of the Trust is on file with the Secretary of the State of Delaware and notice is hereby given that this Plan is adopted on behalf of the Trust, and not by the Trustees or officers of the Trust individually, and the obligations of or arising out of this Plan are not binding upon the Trustees, officers or shareholders of the Trust individually but are binding only upon the assets and property of the Trust.

                                                           # # #

IN WITNESS WHEREOF, the Trust has adopted this Plan, in accordance with the terms and conditions of the 1940 Act and the Rules promulgated thereunder, of as of the date set forth below.


Date:  January 20, 1999


/s/ Gerald P. Sullivan
-----------------------------
Name:  Gerald P. Sullivan
Title:    President


Attest:  /s/ Travis L. Gering
Name:    Travis L. Gering